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                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                              -------------------

                                   FORM 8-K

                                CURRENT REPORT
                    PURSUANT TO SECTION 13 OR 15 (d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

       Date of Report: (Date of earliest event reported): August 1, 1997

                             Post Properties, Inc.
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              (Exact name of Registrant as Specified in Charter)

         Georgia                      1-12080                   58-1550675
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(State or Other Jurisdiction  (Commission File Number)       (IRS Employer
  of Incorporation)                                        Identification No.)

 3350 Cumberland Circle, Atlanta, Georgia                        30339
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(Address of Principal Executive Offices)                       (Zip Code)

   Registrant's telephone number, including area code: (770) 850-4400

                                 Not Applicable
         -------------------------------------------------------------
         (Former Name or Former Address, if Changed Since Last Report)



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Item 5. Other Events

        On August 4, 1997, the Registrant announced that it has entered into a definitive agreement and plan of merger with Columbus Realty Trust, a Texas real estate investment trust ("Columbus"), pursuant to which Columbus would be merged into a wholly owned subsidiary of the Registrant (the "Merger Agreement"). Columbus currently operates 24 completed communities containing 6,045 apartment units and has an additional six communities under development that will contain 1,481 apartment units upon completion located in Dallas and Houston, Texas and Jackson, Mississippi. Pursuant to the Merger Agreement, each outstanding share of Columbus common shares will be converted into .615 shares of common stock of the Registrant, which will result in the issuance of approximately 8.4 million shares of common stock of the Registrant. The merger, which will be accounted for as a purchase, is expected to be completed in November l997, subject to the approval of the shareholders of the Registrant and Columbus and other customary conditions.

        For further information concerning the merger and the Merger Agreement, see Exhibits 2 and 99 hereto, which are incorporated herein by reference.

Item 7. Financial Statement, Pro Forma Financial Information and Exhibits.

        (c) Exhibits.

            Exhibit 2  - Agreement and Plan of Merger, dated as of August 1,
                         1997, among Post Properties, Inc., Post LP Holdings, Inc. and Columbus Realty Trust

            Exhibit 99 - Press Release dated August 4, 1997




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                                   SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                     POST PROPERTIES, INC.

Date: August 6, 1997                 By: /s/ John A. Williams
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                                        John A. Williams
                                        Chairman of the Board,
                                        Chief Executive Officer
                                        and Director


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                               INDEX TO EXHIBITS

Exhibit    Number and Description

    2 Agreement and Plan of Merger, dated as of August 1, 1997, among Post Properties, Inc., Post LP Holdings, Inc. and Columbus Realty Trust.

   99      Press Release dated August 4, 1997.